EXHIBIT 2.6

                  SECOND AMENDMENT TO ASSET PURCHASE AGREEMENT

         This Second Amendment to Asset Purchase Agreement (this "Second Amendment") is made and entered into as of this 1st day of August, 2000, between Boomtown Inc., a Delaware corporation ("Seller"), and BTN, Inc., a Mississippi corporation ("Buyer").

         A. Seller and Buyer entered into that certain Asset Purchase Agreement, dated as of December 9, 1999, as amended by that certain First Amendment to Asset Purchase Agreement, dated December 17, 1999 (together, the "Agreement"), with respect to certain assets used by Seller in the operation of the Boomtown Biloxi Casino in Biloxi, Mississippi and more particularly described in the Agreement.

         B.  Seller and Buyer desire to amend the Agreement as set forth below.

         NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Seller and Buyer agree as follows:

1. Defined Terms. Capitalized terms used herein, but not defined herein, shall have the meanings ascribed to such terms in the Agreement.

2. Cash Portion of the Purchase Price. Notwithstanding anything to the contrary contained in Section 3.3.1 of the Agreement, the Cash Portion of the Purchase Price shall be $67,700,000 in cash, subject to adjustment as provided in Section 3.3.2 of the Agreement.

3. Tax Allocation. The second sentence of Section 3.8 of the Agreement is hereby deleted and replaced in its entirety as follows:

          "In the absence of Agreement within thirty (30) days of the Closing Date, the allocation of the Purchase Price shall be determined by appraisal to be performed by a "Big Five" accounting firm mutually acceptable to Buyer and Seller."

4. Sinopoli Options. Buyer shall pay Seller at Closing the sum of $11,000, consisting of $10,000 in option fees and $1,000 in commissions paid in connection with that certain Option Contract listed on Exhibit A attached hereto.

5. Tidelands Lease Rent. Buyer and Seller acknowledge the increase in rent due under the Tidelands Lease Agreement for the period from July 1, 2000 through June 30, 2002, in the amount of $288,000. Buyer and Seller agree that Buyer will receive an adjustment (credit) at Closing in the amount of $200,000 with respect to said rent increase as the final resolution of this issue.

6. Schedules. Buyer and Seller hereby agree to the amendments to the Disclosure Schedules reflected on Exhibit B attached
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7.   Payment of Accrued  Wages,  Bonus and  Expenses.  Buyer  acknowledges  that
     Seller shall pay to Buyer, pursuant to Section 11.2.3 of the Agreement, the collective amount of accrued but unpaid wages, accrued bonuses and earned but unused vacation (together with related payroll deduction) owing to Hired Employees as of the Closing Date. Such payment shall be made with the Post-Closing Adjustment.

8. Casino Cash. Notwithstanding the provisions of Section 2.1.3 of the Agreement, the Casino Cash shall be determined as of 3:00AM on the Closing Date.

9. Simultaneous Amendment of Other Asset Purchase Agreement. The parties to the Other Asset Purchase Agreement, Casino Magic Corp. and BSL, Inc., are simultaneously entering into a second amendment to the Other Asset Purchase Agreement and the effectiveness of this Second Amendment is conditioned upon the execution and delivery of such second amendment to the Other Asset Purchase Agreement.

10. Relationship to the Agreement. This Second Amendment supercedes any inconsistent provisions contained in the Agreement. Except as amended hereby, the Agreement is in full force and effect.

11. Counterparts. This Second Amendment may be executed in counterparts, which, when taken together shall be one and the same instrument.

         IN WITNESS WHEREOF, this Second Amendment has been executed as of the date first above written.

SELLER                                  BUYER

BOOMTOWN INC.,                          BTN, INC.,
a Delaware corporation                  a Mississippi corporation


By:   /s/Loren Ostrow                   By:   /s/ Joseph A. Lashinger, Jr.
Its:    Secretary                       Its:  Vice President and General Counsel





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                                    EXHIBIT A

                                OPTION CONTRACTS

Option Agreement between Himbert J. Sinopoli Realty, Inc. (Optionee) and Robert
 Andersen ("Optionor") dated April 14, 2000.